Exhibit 30(G)(4)

AMENDMENT

TO

REINSURANCE AGREEMENTS

202-4 Effective May 1, 2000

202-5 Effective July 1, 2000

202-6 Effective January 19, 2005

202-7 Effective January 19, 2005

202-8 Effective May 16, 2005

202-9 Effective February 16, 2007

202-10 Effective February 16, 2007

202-11 Effective May 1, 2007

. 202-2 Effective October 1, 1980- formerly M&G

202-3 Effective October 1, 1980- formerly M&G

214-1 Effective January 1, 1969-formerly Connecticut General

214-2 Effective January 1, 1975-formerly Connecticut General

214-3 Effective September 1, 1985-formerly Connecticut General

296-1 Effective May 1, 1965-formerly North American Reassurance Company

296-2 Effective April 1, 1980-formerly North American Reassurance Company

296-3 Effective September 1, 1980-formerly North American Reassurance Company

296-4 Effective January 1, 1982-formerly North American Reassurance Company

Between

MINNESOTA LIFE INSURANCE COMPANY

of St. Paul, Minnesota

and

SWISS RE LIFE & HEALTH AMERICA INC.

of Hartford, Connecticut

Amendment Effective October 1, 2014

This Amendment made by and between Minnesota Life Insurance Company (hereinafter referred to as the Ceding Company) and Swiss Re Life & Health America Inc. (hereinafter referred to as the Reinsurer) hereby amends and becomes a part of the Reinsurance Agreements noted below.

The CLAIMS ARTICLE in the treaties noted below are hereby amended and will replace the current CLAIMS ARTICLE in its entirety effective October 1, 2014.

202-4 Effective May I, 2000

202-5 Effective July 1, 2000

202-6 Effective January 19, 2005

202-7 Effective January 19, 2005

202-8 Effective May 16, 2005

202-9 Effective February 16, 2007

202-10 Effective February 16, 2007

202- 11 Effective May 1, 2007

202-2 Effective October 1, 1980- formerly M&G

202-3 Effective October 1, 1980- formerly M&G

214-1 Effective January 1, 1969-formerly Connecticut General

214-2 Effective January 1, 1975-formerly Connecticut General

214-3 Effective September 1, 1985-formerly Connecticut General

296-1 Effective May 1, 1965-formerly North American Reassurance Company

296-2 Effective April 1, 1980-formerly North American Reassurance Company

296-3 Effective September 1, 1980-formerly North American Reassurance Company

296-4 Effective January 1, 1982-formerly North American Reassurance Company

This Amendment does not alter, amend or modify the Reinsurance Agreement other than as set forth in this Amendment and it is subject otherwise to all the terms and conditions of the Reinsurance Agreement together with all Amendments and Supplements attached.

In witness of the above, the Amendment is signed in duplicate on the dates and at the places , indicated below.

MINNESOTA LIFE INSURANCE COMPANY		SWISS RE LIFE & HEALTH AMERICA INC.

Date:	December 14, 2014	Date:	11/24/2014
Place:	St. Paul, Minnesota	Place:	Fort Wayne, IN

	Jacob Jones, FSA	By:	Kyle Bauer, FSA
	(print or type)		(print or type)

By:	/s/ Jacob Jones	By:	/s/ Kyle Bauer
	(signature)		(signature)

Title:	Sr. Associate Actuary	Title:	VP

Attest:	/s/ Brenda Siebenaler	Attest:

AMENDMENT TWO

TO THE

REINSURANCE AGREEMENT

Dated January 19, 2005

Between

MINNESOTA LIFE INSURANCE COMPANY

of St. Paul, Minnesota

and

SWISS RE LIFE AND HEALTH AMERICA, INC.

of Hartford, Connecticut

Agreement Number 202-7

This Amendment made by and between Minnesota Life Insurance Company (hereinafter referred to as Minnesota Life) and Swiss Re Life and Health America, Inc. hereinafter referred to as Swiss Re) hereby amends and becomes a part of the Facultative Reinsurance Agreement effective January 19, 2005.

1.

Effective January 1, 2007, Schedule III– Business Covered and Schedule V – Reinsurance Premiums is hereby amended and will replace the current Schedules in their entirety by the attached Schedule III and Schedule V which adds Eclipse - Equity Index Life to this agreement on a facultative basis.

2.	This Reinsurance Agreement is terminated and no new reinsurance shall be ceded under this Reinsurance Agreement for policies issued on or after February 16, 2007.

This Amendment does not alter, amend or modify the Reinsurance Agreement other than as set forth in this Amendment and it is subject otherwise to all the terms and conditions of the reinsurance Agreement together will all amendments and supplements.

In witness of the above, the Amendment is signed in duplicate on the dates and at the places indicated below.

MINNESOTA LIFE INSURANCE COMPANY		SWISS RE LIFE AND HEALTH AMERICA INC.

Date:	June 18, 2007	Date:	July 31, 2007
Place:	St. Paul, Minnesota	Place:	Hartford, Connecticut

	Jacob Jones, FSA	By:	Connie Walker
	(print or type)		(print or type)

By:	/s/ Jacob Jones	By:	/s/ Connie Walker
	(signature)		(signature)

Title:	Associate Actuary	Title:	Sr. VP.

Attest:	/s/ Brenda Siebenaler	Attest:	/s/ Kenneth Thieme
	(signature)		(signature) 7-26-07

AMENDMENT ONE

TO THE

REINSURANCE AGREEMENT

Dated January 19, 2005

Between

MINNESOTA LIFE INSURANCE COMPANY

of St. Paul, Minnesota

and

SWISS RE LIFE AND HEALTH AMERICA, INC.

of New York, New York

Agreement Number 202-7

This Amendment is effective October 1, 2006

This Amendment made by and between Minnesota Life Insurance Company (hereinafter referred to as Minnesota Life) and Swiss Re Life and Health America, Inc. (hereinafter referred to as Swiss Re) hereby amends and becomes a part of the Reinsurance Agreement effective January 19, 2005.

SCHEDULE II - Retention is hereby amended and will replace the current Schedule II in its entirety effective October 1, 2006.

This Amendment does not alter, amend or modify the Reinsurance Agreement other than as set forth in this Amendment and it is subject otherwise to all the terms and conditions of the Reinsurance Agreement together with all Amendments and Supplements attached.

In witness of the above, the Amendment is signed in duplicate on the dates and at the places indicated below.

MINNESOTA LIFE INSURANCE COMPANY

Date:	November 6, 2006
Place:	St. Paul, Minnesota

By:	Jacob Jones
(print or type)

By:	/s/ Jacob Jones
(signature)

Title:	Associate Actuary

Attest:	/s/ Brenda Siebenaler
(signature)

SWISS RE LIFE AND HEALTH AMERICA, INC.

Date:	1-26-07
Place:	Ft wayre, IN

By:	Kenneth Thieme
(print or type)

By:	/s/ Kenneth Thieme
(signature)

Title:	VP

Attest:
(signature)

Number 202-7

RISK PREMIUM REINSURANCE AGREEMENT

BETWEEN

MINNESOTA LIFE INSURANCE COMPANY

(HEREINAFTER CALLED THE “CEDING COMPANY”)

of St. Paul, Minnesota, U.S. A

AND

SWISS RE LIFE & HEALTH AMERICA INC.

(HEREINAFTER CALLED THE “REINSURER”)

of Stamford, Connecticut, U.S.A.

THIS AGREEMENT IS EFFECTIVE JANUARY 19, 2005

TABLE OF CONTENTS

ARTICLE	Title	PAGE

I	Parties to the Agreement	1
II	Commencement and Termination of Reinsurance	1
III	Scope	2
IV	Coverage	4
V	Assignment or Transfer	4
VI	Liability	5
VII	Retention and Recapture	5
VIII	Reinsurance Premiums and Allowances	6
IX	Reserves	6
X	Terminations and Reductions	6
XI	Policy Alterations	7
XII	Policy Administration and Premium Accounting	9
XIII	Claims	11
XIV	Arbitration	14
XV	Insolvency	15
XVI	Right to Inspect	16
XVII	Unintentional Errors, Misunderstandings or Omissions	17
XVIII	Choice of Law, Forum and Language	17
XIX	Good Faith	18
XX	Confidentiality	18
XXI	Alterations to the Agreement	19
XXII	Compliance with Laws	19
XXIII	Severability	19
XXIV	Execution of the Agreement	20

Schedules

I	Reinsurance Specifications
II	Retention
III	Business Covered
IV	Temporary Insurance Agreement
V	Reinsurance Premiums
VI	Acceptance Limits
VII	Facultative Yearly Renewable Term Rates
VIII	Reinsurance Administration
IX	Sample Policy Exhibit
X	Definitions

ARTICLE I

PARTIES TO THE AGREEMENT

Reinsurance required by the Ceding Company will be assumed by the Reinsurer as described in the terms of this Agreement.

This is an Agreement solely between the Reinsurer and the Ceding Company. In no instance will anyone other than the Reinsurer or the Ceding Company have any rights under this Agreement, and the Ceding Company is and will remain solely liable to any insured, policy owner, or beneficiary under the Original Policies reinsured hereunder. The Ceding Company agrees that it will not make the Reinsurer a party to any litigation between any such third party and the Ceding Company. The Ceding Company will not use the Reinsurer’s name with regard to the Ceding Company’s agreements or transactions with these third parties, unless the Reinsurer gives prior approval for the use of its name.

ARTICLE II

COMMENCEMENT, TERMINATION AND CONTINUANCE OF

REINSURANCE

1.	AGREEMENT COMMENCEMENT

This Agreement is effective as of the date shown in Schedule I and applies to all eligible policies with issue dates on or after such date and to eligible policies applied for on or after such date that were backdated for up to six (6) months to save age.

2.	AGREEMENT TERMINATION

This Agreement will be in effect for an indefinite period and may be terminated as to new reinsurance at any time by either party giving ninety (90) days’ written notice of termination. The day the notice is mailed to the other party’s Home Office, or, if the mail is not used, the day it is delivered to the other party’s Home Office or to an Officer of the other party will be the first day of the ninety (90) day period. During the ninety-(90) day period, this Agreement will continue to operate in accordance with its terms.

If the Reinsurer has made a facultative offer and the Ceding Company has accepted that facultative offer before the termination of this Agreement, the Reinsurer will be liable even if the effective date of the policy falls beyond the termination date of this Agreement.

3.	POLICY TERMINATION

If the Policy is terminated by death, lapse, surrender or otherwise, the reinsurance will terminate on the same date. If premiums have been paid on the reinsurance for a period beyond the termination date, refunds will follow the terms as shown in Schedule I.

If the Policy continues in force without payment of premium during any days of grace pending its surrender, whether such continuance is a result of a Policy provision or a practice of the Ceding Company, the reinsurance will also continue without payment of premium and will terminate on the same date as the Ceding Company’s risk terminates.

If the Policy continues in force because of the operation of an Automatic Premium Loan provision, extended term insurance or other such provision by which the Ceding Company receives compensation for its risk, then the reinsurance will also continue and the Ceding Company will pay the Reinsurer the reinsurance premium for the period to the date of termination.

4.	CONTINUATION OF REINSURANCE

On termination of this Agreement in accordance with the provisions in Paragraph two of this Article, the reinsurance ceded will remain in force subject to the terms and conditions of this Agreement until their natural expiry, unless otherwise agreed by both parties in writing.

ARTICLE III

SCOPE

1.	RETENTION OF THE CEDING COMPANY

The type and amount of the Ceding Company’s retention on any one life is shown in Schedule I. In determining the amounts at risk in each case, any additional death benefits on the same life will be taken into account, as will the amounts at risk under any other existing policies, at the time of commencement, of the policy ceded under this Agreement.

The Ceding Company may alter its retention in respect of future new business at any time. The Ceding Company will promptly notify the Reinsurer of such alteration and its effective date.

All reinsurance to which the provisions of this Agreement apply will be effected in the same currencies as that expressed in the Original Policies and as shown in Schedule I.

2.	THE REINSURER’S SHARE

The Reinsurer’s Share is as shown in Schedule I.

3.	BASIS OF REINSURANCE

Plans of insurance listed in Schedule I will be reinsured on the basis described in Schedule I.

4.	REINSURANCE ALLOWANCES

The Reinsurer will pay to the Ceding Company the reinsurance allowance, if any, as shown in Schedule I. If any reinsurance premiums or installments of reinsurance premiums are returned to the Ceding Company, any corresponding reinsurance allowance previously credited to the Ceding Company, will be reimbursed to the Reinsurer.

5.	PREMIUM RATE GUARANTEE

Premium Rate Guarantees, if any, are as shown in Schedule I.

6.	POLICY FEES

Policy fees, if any, are as shown in Schedule I.

7.	TAXES

Taxes, if any, are shown in Schedule I.

8.	EXPERIENCE REFUND OR PROFIT COMMISSION

If an experience refund or profit commission is payable under this Agreement, the conditions and formula are as shown in Schedule I.

9.	EXPENSE OF THE ORIGINAL POLICY

The Ceding Company will bear the expense of all medical examinations, inspection fees and other charges incurred in connection with the original policy.

ARTICLE IV

COVERAGE

FACULTATIVE PROVISIONS:

The Ceding Company will send copies of the original applications, all medical reports, inspection reports, attending physician’s statement, and any additional information pertinent to the insurability of the risk to the Reinsurer. For Joint Second to Die products, the Ceding Company will send the application and other underwriting information for the substandard life or lives. The Ceding Company will provide the name, date of birth, rating (standard or preferred), and smoking status of the unimpaired life on the reinsurance cover sheet.

The Ceding Company will also notify the Reinsurer of any underwriting information requested or received after the initial request for reinsurance is made. For policies, which contain automatic increase provisions, the Ceding Company will inform the Reinsurer of the initial and ultimate risk amounts for which reinsurance is being requested, or in the case of indexed amounts, the basis of the indexing.

On a timely basis, the Reinsurer will submit a written decision to the Ceding Company. In no case will the Reinsurer’s offer on facultative submissions be open after 120 days have elapsed from the date of the Reinsurer’s offer to participate in the risk. Acceptance of the offer and delivery of the policy according to the rules of the Ceding Company must occur within 120 days of the final reinsurance offer. Unless the Reinsurer explicitly states in writing that the final offer is extended, the offer will be automatically withdrawn at the end of day 120.

The Reinsurer will be liable under the Ceding Company’s temporary insurance agreement for risks submitted on a facultative basis as noted in Schedule I.

ARTICLE V

ASSIGNMENT OR TRANSFER

Neither this Agreement nor any new or inforce reinsurance under this Agreement, may be sold or assigned in whole or in part by either the Ceding Company or the Reinsurer without the prior written approval of the other party. The Ceding Company and the Reinsurer reserve the right at their option, to terminate their liability for inforce reinsurance, if written approval is not obtained. Nothing herein shall prohibit the Reinsurer from retroceding or transferring risk associated with the Agreement to the capital markets or other parties.

ARTICLE VI

LIABILITY

The liability of the Reinsurer for all claims arising after facultative acceptance as described in Article IV, will commence simultaneously with that of the Ceding Company and will cease at the same time as the liability of the Ceding Company ceases.

ARTICLE VII

RETENTION AND RECAPTURE

If the Ceding Company changes its limit of retention as shown in Schedule I, written notice of the change will promptly be given to the Reinsurer. At the option of the Ceding Company, a corresponding reduction may be made in the reinsurance in force under this Agreement, on all lives, on which the Ceding Company has maintained its maximum limit of retention, provided that all eligible business is reduced on the same basis. The Ceding Company may apply the new limits of retention to existing reinsurance and reduce and recapture reinsurance inforce in accordance with the following rules:

1.	The policy has been reinsured under this Agreement and in force for the minimum period shown in Schedule I.

2.	Recapture will become effective on the policy anniversary date following written notification of the Ceding Company’s intent to recapture.

3.	The Ceding Company retained its maximum limit of retention for the plan, age and mortality rating at the time the policy was issued under this Agreement and in accordance with Schedule I.

4.	All reinsurance eligible for recapture, under the provisions of this Article, must be recaptured.

5.	If there is reinsurance with other reinsurers on risks eligible for recapture, the necessary reduction is to be applied to each company in proportion to the total outstanding reinsurance.

Special recapture on facultative business may be allowed under mutually agreed upon terms and conditions.

ARTICLE VIII

REINSURANCE PREMIUMS AND ALLOWANCES

1.	LIFE REINSURANCE

Premiums for Life and Supplemental Benefit reinsurance will be as shown in Schedule I.

2.	SUBSTANDARD PREMIUMS

Premiums will be increased by any (flat) extra premium as shown in Schedule I, charged the insured on the face amount reinsured. Additional substandard table extra’s increased on a per table basis are based upon the current net amount at risk.

3.	SUPPLEMENTAL BENEFITS

The Reinsurer will receive a proportionate share of any premiums for additional benefits as shown in Schedule I, as well as for any extra premiums the Ceding Company may collect for the coverage of special risks (traveling, climate, occupation, etc.).

ARTICLE IX

RESERVES

Reserve requirements of the Ceding Company, if any, are as shown in Schedule I.

ARTICLE X

TERMINATIONS AND REDUCTIONS

1.	If insurance reinsured under this Agreement is terminated, the reinsurance for the individual risk involved will be terminated on the effective date of termination.

2.

The Ceding Company will reduce the reinsurance by applying the retention limits which were in effect at the time the policy was issued. The “reinsurance adjustment due to lapse or reduction of previous insurance” will be effective on the same date as the lapse or reduction of prior insurance.

3.

The reinsurance to be terminated or reduced will be determined in chronological order beginning with the earliest reinsured policy date. Two or more policies issued on the same date will be considered one policy.

4.	If a facultative policy reinsured under this Agreement is reduced, the reinsurance for the individual risk involved will be reduced proportionately on the effective date of reduction.

5.

If the reinsurance amount is reinsured with multiple reinsurers, the reinsurance will be reduced by the ratio of the amount of reinsurance in each company to the total outstanding reinsurance on the risk involved.

ARTICLE XI

POLICY ALTERATIONS

1.	INCREASES

Non-contractual Increases: If the amount of insurance is increased as a result of a non-contractual change, the increase will be considered new reinsurance under this Agreement and will be underwritten by the Ceding Company in accordance with its customary standards and procedures. The Reinsurer’s approval is required if the original policy was reinsured on a facultative basis.

Contractual Increases: For policies reinsured on a facultative basis, reinsurance will follow the parameters outlined in the Reinsurer’s facultative offer. Reinsurance premiums for contractual increases will be on a point in scale basis from the original issue age of the policy.

2.	REINSTATEMENT

Any reinstatement originally reinsured with the Reinsurer on a facultative basis that requires underwriting will be submitted with the underwriting requirements and approved by the Reinsurer before it is reinstated, except when the policy is reinstated via quick reinstatement practices. The Ceding Company will pay the Reinsurer its share of amounts collected or charged for the reinstatement of such policies.

3.	EXTENDED TERM AND REDUCED PAID-UP ADDITIONS

Extended Term: If the original policy lapses and extended term insurance is elected under the terms of the policy, reinsurance will continue on the same basis as under the original policy until the expiry of the extended term.

Reduced Paid-Up: If the original policy lapses and reduced paid-up insurance is elected under the terms of the policy, the amount reinsured will be reduced. If the amount of reduction exceeds the risk amount reinsured, the reinsurance on the policy will be terminated. If reinsurance is on a first-dollar quota share basis, the amount reinsured and the amount retained will be reduced proportionately. The reinsurance premiums will be calculated in the same manner as reinsurance premiums were calculated on the original policy.

4.	EXCHANGES, ROLLOVERS OR CONVERSIONS

An exchange, rollover or conversion is a new policy that replaces a policy which was issued earlier by the Ceding Company and reinsured by the Reinsurer under this Agreement or a change in an existing policy that is issued or made either:

1.	Under the terms of the original policy; or,

2.	Without the same new underwriting information the Ceding Company would obtain in the absence of the original policy;

3.	Without a suicide exclusion period, or contestable period of equal duration, to those contained in new issues by the Ceding Company; or

4.	Without the payment of the same allowances in the first year, that the Ceding Company would have paid in the absence of the original policy.

Conversion. Exchanges and Rollovers: The Reinsurer will continue to reinsure policies resulting from the contractual conversion of any policy reinsured under this Agreement, in an amount not to exceed the original amount reinsured.

If the plan to which the original policy is converting is reinsured by the Reinsurer, either under this Agreement or under a different Agreement, reinsurance premium rates for the resulting converted policy will be those contained in the Agreement that covers the plan to which the original policy is converting. However, if the new plan is not reinsured by the Reinsurer, reinsurance premiums for a policy resulting from a contractual conversion will use the rates shown in Schedule V. Reinsurance Premiums and any allowances for conversions will be on a point in scale basis from the original issue age of the policy.

If the conversion results in an increase in the risk amount, the increase will be underwritten by the Ceding Company in accordance with its customary standards and procedures. The Reinsurer will accept such increases, subject to the new business provisions of the Agreement the increase falls under. Reinsurance premiums and any allowances for increased risk amounts will be first year premiums at the agreed upon premium rate.

An original date policy reissue will not be treated as a continuation of the original policy. It will be treated as a new policy and the original policy will be treated as Not Taken. All premiums previously paid to the Reinsurer for the original policy will be refunded to the Ceding Company. All premiums will be due on the new policy from the original issue date of the old policy.

5.	UNDERWRITING CLASSIFICATION

For facultative business, the Ceding Company will be subject to and reinsured under the facultative provisions in Article IV, except for tobacco usage changes.

6.	UNDERWRITTEN POLICY WITHDRAWAL

Underwritten policy withdrawals reinsured on a facultative basis will be underwritten by the Ceding Company. This type of policy change will not exceed the original face amount reinsured. The increase in net amount at risk will not receive first year select YRT reinsurance premium rates. Rates will remain point in scale.

ARTICLE XII

POLICY ADMINISTRATION AND PREMIUM ACCOUNTING

1.	ACCOUNTING PERIOD AND PREMIUM DUE

The Ceding Company will submit accounts to the Reinsurer, for reporting new business, alterations, terminations, renewals, claims, and premium due, as shown in Schedule I.

2.	ACCOUNTING ITEMS

The accounts will contain a list of premiums due for the current accounting period, explain the reason for each premium payment, show premium subtotals adequate to use for premium accounting, including first year and renewal year premiums and allowances. The account information should provide the ability to evaluate retention limits, premium calculations and to establish reserves.

3.	REINSURANCE ADMINISTRATION REQUIREMENTS

Reinsurance Administration Requirements are as shown in Schedule I.

4.	PAYMENT OF BALANCES

The Ceding Company will pay any balance due the Reinsurer, at the same time as the account is rendered, but in all cases, by the Accounting and Premium Due frequency as shown in Schedule I. The Reinsurer will pay any balance due the Ceding Company, at the same time as the account is confirmed, however, at the latest, within thirty (30) days after receipt of the statement of account. Should the Reinsurer be unable to confirm the account in its entirety, the confirmed portion of the balance will be paid immediately. As soon as the account has been fully confirmed the difference will be paid immediately by the debtor. All balances not paid within thirty (30) days of the due date shown on the statement will be in default.

5.	BALANCES IN DEFAULT

The Reinsurer will have the right to terminate the reinsurance under these policies, when balances are in default, by giving ninety (90) days’ written notice of termination to the Ceding Company. As of the close of the last day of this ninety-(90) day notice period, the Reinsurer’s liability for all risks reinsured under the default statements will terminate. The first day of this ninety (90) day notice of termination, resulting from default as described in paragraph four of this Article, will be the day the notice is received in the mail by the Ceding Company, or if the mail is not used, the day it is delivered to the Ceding Company. If all balances in default are received within the ninety- (90) day time period, the Agreement will remain in effect. The interest payable on balances in default is stipulated as shown in Schedule I.

The Ceding Company will not force termination under the provisions of this section to avoid the recapture requirements or to transfer the block of business to another Reinsurer.

6.	OFFSET

Any amounts due, by either of the parties to this Agreement, whether they arise out of this Agreement, or out of any other reinsurance relationship between the parties, may be offset against the claims of the other party. This right will continue to exist after the termination of this Agreement, or of any business relationship between the parties. This right to offset is not diminished by the insolvency of either party.

7.	FLUCTUATION IN EXCHANGE RATES

If the premium due periods allowed for the payment of balances are exceeded by either party, the debtor will bear the currency risk, in the event of any subsequent alteration in the exchange rate, by more than five percent, unless the debtor is not responsible for the delay in payment.

ARTICLE XIII

CLAIMS

1.	NOTICE

When the Ceding Company is informed of a claim, it will notify the Reinsurer of the claim. This notification will provide the Reinsurer with the following: The Name, Policy Number, Issue Date, Date of Birth, Date of Death (if known), Cause of Death (if known), Face Amount, Net Amount At Risk and an Auto/Fac indicator.

2.	PROOFS AND PAYMENT OF BENEFITS

The following proofs will be submitted to the Reinsurer with each claim. A copy of the death certificate, proof of the amount paid on such claim by the Ceding Company and a copy of the claimant’s statement will be furnished to the Reinsurer as proofs when requesting its share of the claim. The Reinsurer will also pay its proportionate share of interest that the Ceding Company is required to pay on the death benefit.

In every case of loss, copies of the proofs obtained by the Ceding Company will be taken by the Reinsurer as sufficient provided proofs are in accordance with the Ceding Company’s current claim business practices. The Reinsurer will abide the issue as settled by the Ceding Company, provided that the Company has adhered to its contractual obligations under this Agreement and with respect to the underlying policy.

The Reinsurer reserves the right to request, and the Ceding Company will send documents on any claim reinsured under this Agreement.

3.	CLAIM ADMINISTRATION

Non-contestable Claims:

The Ceding Company will examine and approve claims that are not contestable. The Ceding Company will net the claim amount due the Ceding Company off of the monthly billing statements due the Reinsurer. Any balances due the Ceding Company that can not be netted off the monthly billing will be submitted directly to the Reinsurer for payment.

Contestable Claims;

The Ceding Company will provide information to the Reinsurers as follows:

For automatic contestable claim amounts of less than $500,000 face amount and where the death occurred inside the U.S. and Canada, the Ceding Company will examine and approve the claim settlement.

For automatic contestable claim amounts greater than or equal to $500,000, all contestable facultative claims and any deaths occurring outside the United States or Canada the Ceding Company will submit all underwriting and investigative papers in connection with the claim, along with the Ceding Company’s decision regarding the claim. The Reinsurer will then review the papers and respond to the Ceding Company with its comments within seven working days.

For policies where the Ceding Company decides not to pay the claim, the procedures stated below under Section 6, Contested Claims, of this Article, will be followed.

4.	CONTESTED CLAIMS

The Ceding Company will promptly notify the Reinsurer of its intent to contest, deny, compromise or litigate a claim reinsured under this agreement. In the event that the claim decision is contested, the Ceding Company will promptly notify each Reinsurer of the contest, compromise or litigation. A copy of the summons/complaint will accompany the claim notification. The Reinsurer will review the information received.

If the Reinsurer declines to participate in the contest, compromise or litigation, the Reinsurer will discharge all of its liability by paying its proportionate share of reinsurance due to the Ceding Company as if there had been no contest, compromise or litigation. The Reinsurer will also pay its proportionate share of covered expenses incurred to the date it notifies the Ceding Company it declines to be a party.

5.	CLAIM EXPENSES

The Reinsurer will pay its share of reasonable investigation and legal expenses connected with the litigation or settlement of contractual liability claims, unless the Reinsurer has discharged its liability, in which case the Reinsurer will not participate in any expenses after the date of discharge.

However, claim expenses do not include routine claim and administration expenses, including the Ceding Company’s home office expenses. Also, expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds of benefits that the Ceding Company admits are payable are not a claim expense under this Agreement.

6.	MISSTATEMENT OF AGE OR SEX

If the amount of insurance changes because of a misstatement of age or sex classification, the Reinsurer’s share of liability will change proportionately. Reinsurance premiums will be adjusted from the inception of the policy and any differences will be settled without interest.

7.	MISREPRESENTATION OR SUICIDE

If the Ceding Company returns premium to the policyowner or beneficiary as a result of fraud or misrepresentation within the policy contestable period or suicide of the insured, the Reinsurer will refund net reinsurance premiums received on that policy without interest to the Ceding Company in lieu of any other form of reinsurance benefit payable under this Agreement.

8.	EXTRA CONTRACTUAL OBLIGATIONS

The Reinsurer will not participate in and will not be liable to pay the Ceding Company or others for any amounts in excess of the Reinsurer’s share of the net amount at risk on the mortality risk reinsured hereunder, including extracontractual damages or liabilities and related expenses and fees. Extracontractual damages are any damages awarded against the Ceding Company, including, for example, those resulting from negligence, reckless or intentional conduct, fraud, oppression, or bad faith committed by the Ceding Company in connection with the mortality risk insurance reinsured under this Agreement.

For purposes of this Agreement, the term “extracontractual damages” will include, by way of example and not limitation:

1. Actual and consequential damages;

2. Damages for emotional distress or oppression;

3. Punitive exemplary or compensatory damages;

4. Statutory damages, fines or penalties;

5. Amounts in excess of the reinsured hereunder that the Ceding Company pays to settle a dispute or claim;

6. Third-party attorney fees, cost and expenses.

However, for claim denials and rescissions, the Reinsurer will reimburse the Ceding Company for the Reinsurer’s share of the extra contractual damages that result from actions approved by the Reinsurer in advance and in writing that directly cause such extracontractual damages.

9.	ACCELERATED BENEFIT AGREEMENT

The Reinsurer will not participate on any accelerated or advance payments made under an accelerated death benefit agreement. The Reinsurer will be notified at time of death and will pay its share of the reinsured net amount at risk as outlined above.

ARTICLE XIV

ARBITRATION

1.	GENERAL

The parties agree to act in all things with the highest good faith. However, if the parties cannot mutually resolve a dispute or claim, which arises out of, or in connection with this Agreement, including formation and validity, and whether arising during, or after the period of this Agreement, the dispute or claim will be referred to an arbitration tribunal (a group of three arbitrators), and settled through arbitration.

The arbitrators will be individuals, other than from the contracting companies and/or affiliates of the Ceding Company or the Reinsurer, including those who have retired, with more than ten (10) years insurance or reinsurance experience within the industry.

The arbitrators will base their decision on the terms and conditions of this Agreement plus, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of the applicable law; there will be no appeal from their decision, and any court having jurisdiction of the subject matter, and the parties, may reduce that decision to judgment.

2.	NOTICE

To initiate arbitration, either party will notify the other party by Certified Mail of its desire to arbitrate, stating the nature of the dispute and the remedy sought. The party, to which the notice is sent, will respond to the notification in writing, within ten (10) days of its receipt.

3.	PROCEDURE

Each of the two parties will appoint one arbitrator. Notice of the appointment of these arbitrators will be given by each party to the other party within thirty (30) days of the date of mailing of the notification initiating the arbitration. These two arbitrators will, as soon as possible, but no longer than 45 days after the day of the mailing of the notification initiating the arbitration, then select the third arbitrator.

In the event that either party should fail to choose an arbitrator within thirty (30) days after the other party has given notice of its arbitrator appointment, the party which has already appointed an arbitrator may choose an additional arbitrator, and the two shall, in turn, choose a third arbitrator. If the two arbitrators are unable to agree upon the selection of a third arbitrator within thirty (30) days following their appointment, each arbitrator shall nominate three candidates within ten (10) days thereafter, two of whom the other shall decline and the decision shall be made by drawing lots.

4.	ARBITRATION COSTS

All costs of the arbitration will be determined by the tribunal, which may take into account the law and practice of the place of arbitration, and in what manner arbitration costs will be paid, and by whom.

5.	PLACE OF ARBITRATION

The place of arbitration is as shown in Schedule I.

6.	ARBITRATION SETTLEMENT

The award of the tribunal, will be in writing, and binding upon the consenting parties.

ARTICLE XV

INSOLVENCY

In the event that the Ceding Company is deemed insolvent, all reinsurance death claims payable hereunder will be payable by the Reinsurer directly to the Ceding Company, its liquidator, receiver or statutory successor, without diminution because of the insolvency of the Ceding Company. It is understood, however, that in the event of such insolvency, the liquidator, receiver or statutory successor of the Ceding Company will give written notice to the Reinsurer of the pendency of a death claim against the Ceding Company on a risk reinsured hereunder within a reasonable time after such death claim is filed in the insolvency proceeding. Such notice will indicate the policy reinsured and whether the death claim could involve a possible liability on the part of the Reinsurer.

During the pendency of such claim, the Reinsurer may investigate such death claim and interpose, at its own expense, in the proceeding where such death claim is to be adjudicated, any defense or defenses it may deem available to the Ceding Company, its liquidator, receiver or statutory successor. It is further understood that the expense thus incurred by the Reinsurer will be chargeable, subject to court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit that may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are participating in the same death claim and a majority in interest (determined with respect to shares of net amount at risk) elects to interpose a defense or defenses to any such death claim, the expense will be apportioned among the reinsurers in the same proportion that the reinsurer’s net liability bears to the sum of the net liability of all reinsurers on the insured’s date of death.

If a final order of liquidation or rehabilitation of the Reinsurer, with a finding of insolvency, has been entered by a court of competent jurisdiction in the Reinsurer’s state of domicile, amounts due the Reinsurer will be paid directly to the liquidator, receiver or statutory successor without diminution because of the Reinsurer’s insolvency.

ARTICLE XVI

RIGHT TO INSPECT

Upon request the Ceding Company will furnish the Reinsurer with detailed information concerning the risks reinsured under this Agreement. In particular the Reinsurer will be entitled to request that:

1.	Copies of the whole or part of any documents relating to the risks and its reinsurance be made available to the Reinsurer at its own expense;

2.

During the Ceding Company’s normal office hours these documents will be made available to a representative of the Reinsurer who will be named in advance; reasonable notification of such visits will be given. Upon request, all audits will be shared with other pool members.

3.	The Reinsurer will have this right of inspection as long as one of the two parties to this Agreement is claiming from the other.

ARTICLE XVII

UNINTENTIONAL ERRORS, MISUNDERSTANDINGS OR OMISSIONS

It is expressly understood and agreed that if failure to comply with any terms of this Agreement is hereby shown to be the result of an unintentional error, misunderstanding or omission, on the part of either the Ceding Company or the Reinsurer, both the Ceding Company and the Reinsurer, will be restored to the position they would have occupied, had no such error, misunderstanding or omission occurred, subject always to the correction of the error, misunderstanding or omission.

This provision applies only to oversights, misunderstandings or clerical errors relating to the administration of reinsurance covered by this Agreement. This provision does not apply to the administration of the insurance provided by the Ceding Company to its insured or any other errors or omissions committed by the Ceding Company with regard to the policy reinsured hereunder.

ARTICLE XVIII

CHOICE OF LAW, FORUM, AND LANGUAGE

1.	CHOICE OF LAW AND FORUM

This Agreement, will in all respects be governed by, and construed in accordance with the law and exclusive jurisdiction of the Courts, as shown in Schedule I.

2.	LANGUAGE

The Parties hereto acknowledge and agree that, even though they may execute this Agreement in both an English version and in another language, as shown in Schedule I, the version as shown in Schedule I will control for all legal purposes in the event of any inconsistency between or disagreement between the two versions.

ARTICLE XIX

GOOD FAITH

All matters with respect to this Agreement require the utmost good faith of both parties.

Each party represents and warrants to the other party that it is solvent on a statutory basis in all states in which it does business or is licensed. Each party will promptly notify the other if it is subsequently financially impaired.

The Reinsurer and the Ceding Company have entered into this Agreement in reliance upon each other’s representations and warranties. The Ceding Company and the Reinsurer each affirms that it has and will continue to disclose all matters material to this Agreement. Material for purposes of this Article will mean information that a prudent actuary would consider as reasonably likely to affect the Reinsurer’s experience under this Agreement. Examples of such matters are a change in distribution channel, issue practices, underwriting or claims practices. This Agreement will not extend to policies issued pursuant to such changes unless the Reinsurer has consented in writing to accept policies subject to such changes.

Any outsourcing by the Ceding Company of material functions concerning the Policies will be deemed material. The Company will secure the Reinsurer’s right to audit any outsourcing of any material Ceding Company functions concerning the Policies.

ARTICLE XX

CONFIDENTIALITY

Except for the purposes of carrying out this Agreement and as required by law, the Reinsurer shall not disclose or use any non-public personally identifiable customer or claimant information provided by the Ceding Company to the Reinsurer, as such Customer or Claimant information is defined by the Gramm-Leach-Bliley Act and related regulations. Such Customer or Claimant information shall be shared only with those entities with which the Reinsurer may, from time to time, contract in accordance with the fulfillment of the terms of this Agreement, including but not limited to the Reinsurer’s retrocessionaires and the Reinsurer’s affiliates.

ARTICLE XXI

ALTERATIONS TO THE AGREEMENT

The reinsurance Agreement constitutes the entire Agreement between the parties, with respect to the business being reinsured hereunder, and there are no understandings between the parties other than expressed in this Agreement. Any alterations to the provisions of this Agreement will be made by Amendment or Addenda and must be signed by both parties. These documents will be regarded as part of this Agreement and will be equally binding.

ARTICLE XXII

COMPLIANCE WITH LAWS

The Policy is issued and maintained in accordance with all Laws and the Ceding Company assures the Policy does not involve individuals appearing on the OFAC Specifically Designated Nationals or Blocked Persons list or residing in a prohibited country. Neither the Ceding Company nor the Reinsurer shall be required to take any action under this Agreement that would result in it being in violation of said Laws, including making any payments in violation of the Law. Should either party discover a reinsurance payment has been made in violation of the Law, it shall notify the other party and the parties shall cooperate in order to take all necessary corrective actions, including the return of the payment to the Reinsurer, unless prohibited by Law.

ARTICLE XXIII

SEVERABILITY

If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not impair or affect the validity or enforceability of the remaining provisions of this Agreement.

ARTICLE XXIV

EXECUTION OF THE AGREEMENT

This Agreement is effective as of the date shown in Schedule I and applies to all eligible policies with issue dates on or after such date and to eligible policies applied for on or after such date that were backdated for up to six (6) months to save age.

In witness whereof, we have caused this Agreement to be executed in duplicate at the dates and places shown below, by our respective officers authorized to do so.

MINNESOTA LIFE INSURANCE COMPANY

Date: July 20, 2005
Place: St. Paul, MN

By:	/s/ Jacob Jones	Attest:	/s/ Brenda Siebenaler
Title: Assistant Actuary		Title: Reinsurance Specialist
NAIC #: 66168		Federal Id. #: 41-0417830

SWISS RE LIFE & HEALTH AMERICA INC.

Date: Oct. 27, 2005
Place: Toronto, Ont

By: /s/ Connie Walker	Attest:	/s/ Kenneth Thieme
Title: Sr. VP	Title: VP
NAIC #: 82627	Federal Id. #: ob-0839705